Exhibit 99.1

Craig McCutcheon Promoted to SVP, Logistics

Tony Brooks to Leave Dean Foods

Dallas, TX – July 29, 2014 – Dean Foods Company (NYSE:DF) announced today that Tony Brooks, SVP, Logistics, will be resigning his position effective August 1 to assume a similar position at another publicly traded company.

The Company also announced today the promotion of Craig McCutcheon to the SVP, Logistics position. “Craig has more than 30 years of experience in the dairy industry. Most recently, he has been responsible for shaping and overseeing the execution of continuous improvement initiatives within our distribution and plant network, with a singular focus on operational excellence,” said Gregg Tanner, CEO. “Craig’s deep experience in the dairy industry and leadership credentials make him an exceptional choice for this role,” added Tanner.

Tanner also noted, “Tony has been instrumental in positioning the logistics function of the Company to execute best-in-class cost productivity and optimization initiatives. We expect that these initiatives will continue to deliver flexible, cost-effective routes for our customers as Craig leads their integration into our distribution business. We wish Tony well in his future endeavors.”

McCutcheon joined Flav-o-Rich Dairy as a route driver in 1980, which was later acquired by Dean Foods. He has held positions of increasing responsibility, most recently as Vice President, Continuous Improvement and Network Optimization.

ABOUT DEAN FOODS

Dean Foods® is a leading food and beverage company in the United States and is the nation’s largest processor and direct-to-store distributor of fluid milk. Headquartered in Dallas, Texas, the Dean Foods portfolio includes TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES® milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Nearly 18,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

**PET is a trademark of The J.M. Smucker Company and is used by license.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Tim Smith, +1-214-303-3713